UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Dorian LPG Ltd.
(Name of Registrant as Specified in Charter)

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EXPLANATORY NOTE
Dorian LPG Ltd (“Dorian”, the “Company”, “we”, “our” or “us”) is filing this supplement to Schedule 14A (this “Supplement”) to update the Company’s proxy statement for its 2023 Annual Meeting of Shareholders which was filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2023 (the “Proxy Statement”). The purpose of this Supplement is to update information regarding the compensation of certain officers, directors and employees that was included in the sections entitled “Director Compensation” and “Executive Compensation” starting on pages 27 and 28 of the Proxy Statement, respectively.
Subsequent to filing the Proxy Statement, management of the Company received updated reports from the Company’s independent compensation consultant, Steven Hall & Partners (“Steven Hall”), regarding the Company’s compensation with respect to its executive officers. In view of certain information included in the updated reports and other reports previously prepared by Steven Hall, management recommended the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”) increase the compensation paid to John Lycouris for the year ended March 31, 2023 and the annual compensation paid to the Board’s non-executive directors. On August 22, 2023, the Compensation Committee agreed with management and resolved to (i) increase the annual compensation paid to the Board’s non-executive directors, (ii) approve grants by the Company of up to an aggregate of 20,000 restricted shares of the Company pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”) to certain non-executive employees of the Company, and (iii) increase the discretionary cash bonus and restricted stock grant awarded to Mr. Lycouris for the year ended March 31, 2023, and also resolved to increase the discretionary cash bonus and restricted stock grant awarded to Mr. Hadjipateras for the same year, each subject to ratification by the Board (apart from Mr. Hadjipateras and Mr. Lycouris with respect to their compensation). On September 8, 2023, the Board (apart from Mr. Hadjipateras and Mr. Lycouris with respect to their compensation) ratified the Compensation Committee’s approvals.
In connection with the foregoing, the following was approved: (i) increases in the discretionary cash bonus payments to John C. Hadjipateras and John C. Lycouris from $1,000,00 to $1,225,000 and from $350,000 to $450,000, respectively; (ii) increases to the discretionary restricted share awards under the Plan granted to John C. Hadjipateras and John C. Lycouris from 72,500 restricted shares to 84,500 restricted shares and from 30,000 restricted shares to 35,000 restricted shares, respectively; and (iii) an increase in the annual compensation paid to each non-executive director to $155,000 (100% as an equity award in a form determined by our Compensation Committee).
Except as specifically updated herein, all information in the Proxy Statement remains unchanged. No other changes have been made to the Proxy Statement.